UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2005

Intervoice, Inc.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	001-15045 (Commission File Number)	75-1927578 (IRS Employer Identification No.)

17811 Waterview Parkway,
Dallas, Texas 75252
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (972) 454-8000

Not applicable
(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Entry into a Material Definitive Agreement

Stock Option Grants and Ownership Guidelines.

     On July 13, 2005, the Board of Directors of Intervoice, Inc. (the “Company”) granted each non-employee director an option to purchase 15,000 shares of common stock at $9.535 per share under the Company’s 2005 Stock Incentive Plan (the “Plan”). Each stock option will become exercisable in full on the date of the next annual meeting of shareholders subject to the terms of the Plan and provided the non-employee director is serving on the Board on the date of the annual meeting.

     The Board also implemented stock ownership guidelines for non-employee directors of the Company to more closely align the interests of directors with those of shareholders. The guidelines provide that each non-employee director should hold 7,000 shares of common stock of the Company. Even though a couple of non-employee directors hold shares in excess of the prescribed number, the Board recognizes that some directors, particularly newer directors, require some time to reach this level. Therefore the guidelines, which do not impose any binding obligations on the non-employee directors, provide that the current non-employee directors have until the date of next year’s annual meeting of shareholders to acquire the prescribed number of shares. Any new non-employee director will have until the date of the annual meeting in the year following the annual meeting at which he or she was first elected to the Board by the Company’s shareholders to acquire 7,000 shares.

     On July 13, 2005, the Compensation Committee of the Board of Directors granted each executive officer of the Company a stock option under the Plan to purchase the number of shares of common stock set forth below opposite the officer’s name at $9.535 per share. Each stock option will become exercisable in two equal amounts on February 28, 2006 and February 28, 2009 subject to the terms of the Plan and provided the officer remains employed by the Company through the applicable vesting date.

Executive Officers	Title	Number of Shares
Robert Ritchey	President & CEO	245,000
Craig Holmes	Executive VP & CFO	85,000
Don Brown	Executive VP, HR	35,000
Mark Falkenberg	Chief Accounting Officer	20,000
Dean Howell	Executive VP & General Counsel	35,000
Ronald Nieman	Sr VP & General Manager NSMU	35,000
George Platt	Sr VP & General Manager ESMU	35,000
Michael Polcyn	Sr VP, Eng. & Chief Tech. Officer	40,000

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVOICE, INC.
By:	/s/ DEAN C. HOWELL
Dean C. Howell
Executive Vice President, General Counsel and Secretary

Date: July 19, 2005